For Immediate Release	For more information contact:
March 1, 2007	Samir T. Badawi (281) 230-6710

GUNDLE/SLT ENVIRONMENTAL, INC.
ANNOUNCES FOURTH QUARTER AND YEAR END RESULTS

HOUSTON (March 1, 2007) - Gundle/SLT Environmental, Inc. (GSE), today reported a net income of $1.7 million for the quarter ended December 31, 2006, compared with net loss of $.4 million for the 2005 comparable period. Revenues for the fourth quarter of 2006 were $103.6 million, up from $73.4 million for the same quarter of 2005, a 41% increase.

For the year ended December 31, 2006, the Company recorded net loss of $2.5 million compared to a net income of $.7 million in 2005. Revenues for fiscal 2006 were $373.3 million compared to $317.6 million in 2005, an 18% increase.

Samir T. Badawi, President and Chief Executive Officer said, “2006 was a good year and finished with a strong fourth quarter. While we have continued to face a volatile resin market, gross profit slightly increased over 2005. We overcame the decline in the South American mining market and the loss generated from the UK installation business from national solid waste customers by procuring higher sales in the U.S. and other international markets, and from higher margins in installation services in Germany. During the fourth quarter, we completed an add-on acquisition in the synthetic turf market, and acquired the rights to commercialize a pending patent for storm water detention systems that should introduce us to the storm water management business. These acquisitions, along with other measures for cost reduction, will help us diversify our customer base for 2007 and improve GSE’s revenue and profitability in the future.”

Income from operations in the fourth quarter of 2006 was $9.9 million, compared with $3.9 million in the fourth quarter of 2005. Gross profit in the fourth quarter of 2006 increased due to higher volumes and increased gross margins on a dollar per unit basis, as compared to the same period in 2005. Also contributing to this increase is lower selling, general and administrative expenses and $.4 million incurred in 2005 related to due diligence costs on previous acquisition opportunities no longer pursued. For fiscal 2006, income from operations was $19.8 million, compared to $21.0 million in 2005. The decrease was primarily due to higher selling, general and administrative expenses which included the settlement of a legal case, the recording of stock option expense for the 2006 grant and incurred severance costs.

Earnings before interest, taxes, depreciation and amortization, or EBITDA, as adjusted in accordance with the terms of the Company’s credit agreement for its senior credit facility, was $15.7 million for the fourth quarter of 2006, up $5.8 million or 60% from the comparable period in 2005. For fiscal 2006, adjusted EBITDA was $43.3 million compared to $40.9 million in 2005.

5

Fourth Quarter Conference Call

The Company will host a conference call on Friday, March 2, 2007, at 10:00am (ET). This call will discuss results of operations for the fourth quarter and full year of 2006 and answer questions from participants.

Note holders may join in the conference call by dialing 800.946.0719 or, if calling outside the United States 719.457.2645, and enter conference ID# 8288794. The conference call will also be broadcast live over the internet. To access the webcast, go to www.gseworld.com, the investor relations page, at least 15 minutes prior to the start of the call to register and to download and install any necessary audio software.

If you are unable to participate in the live call, the webcast of the conference call will be available at the Web site listed above following the event and will be available until the next conference call.

About Gundle/SLT Environmental, Inc.

Gundle/SLT Environmental, Inc. headquartered in Houston, is a global manufacturer and marketer of geosynthetic lining solutions, products and services used in the containment and management of solids, liquids and gases for organizations engaged in waste management, mining, water and wastewater treatment, and aquaculture.

* * * *
This press release contains certain forward-looking statements as such term is defined in the Private Securities Litigation Reform Act of 1995. When used in this press release the words, “believe”, “expect”, “intend” and words or phrases of similar import, as they relate to GSE or its management, are intended to identify forward-looking statements. Such statements reflect the current risks, uncertainties and assumptions related to certain factors including, among other things, competitive market factors, worldwide manufacturing capacity in the industry, general economic conditions around the world, raw material pricing and supply, governmental regulation and supervision, seasonality, distribution networks and other factors described more fully in GSE’s reports filed with the Securities and Exchange Commission. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those currently believed, expected or intended.

6

GUNDLE/SLT ENVIRONMENTAL, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands)

	Three Months		Year
	Ended December 31,		Ended December 31,

	2006	2005	2006	2005

SALES AND OPERATING REVENUE	$103,582	$73,394	$373,318	$317,618
COST OF PRODUCTS & SERVICES	84,283	59,563	316,416	261,267

GROSS PROFIT	19,299	13,831	56,902	56,351

SELLING, GENERAL AND
ADMINISTRATIVE EXPENSES	7,827	8,342	31,313	29,573
AMORTIZATION OF INTANGIBLES	1,534	1,156	5,837	4,727
MERGER/ACQUISITION ACTIVITIES	-	395	-	1,018

OPERATING INCOME	9,938	3,938	19,752	21,033

OTHER (INCOME) EXPENSES:
INTEREST EXPENSE	5,644	5,094	22,088	19,386
INTEREST INCOME	(258)	(480)	(1,171)	(937)
FOREIGN EXCHANGE (GAIN)/LOSS	(89)	10	(219)	37
CHANGE IN FAIR VALUE OF DERIVATIVES	(116)	76	223	264
MINORITY INTEREST	103	215	187	497
OTHER (INCOME) EXPENSE, NET	453	(584)	(186)	(643)

INCOME (LOSS) BEFORE INCOME TAXES	4,201	(393)	(1,170)	2,429

INCOME TAX PROVISION (BENEFIT)	2,544	(40)	1,343	1,735

NET INCOME (LOSS)	$1,657	$(353)	$(2,513)	$694

GUNDLE/SLT ENVIRONMENTAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2006	2005

ASSETS

Current Assets	$149,017	$127,011
Property and equipment, net	87,669	91,283
Goodwill and other intangibles, net	84,674	85,360
Other non-current assets	9,594	12,747

Total assets	$330,954	$316,401

LIABILITIES AND SHAREHOLDER'S EQUITY

Current liabilities	$79,753	$58,683
Long-term debt	162,948	165,650
Other non-current liabilities	16,728	22,437
Shareholder's equity	71,525	69,631

Total liabilities and shareholder's equity	$330,954	$316,401

GUNDLE/SLT ENVIRONMENTAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year
	Ended December 31,

	2006	2005

CASH FLOWS

Cash flows from operating activities	$(814)	$8,786
Cash flows from investing activities	(10,538)	(12,930)
Cash flows from financing activities	3,685	2,072
Effect of exchange rate changes on cash	264	(550)

Decrease in cash and cash equivalents	(7,403)	(2,622)
Cash and cash equivalents, beginning of period	21,094	23,716
Cash and cash equivalents, end of period	$13,691	$21,094

Schedule A

Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(dollars in millions)

Fourth Quarter	2006	2005

Net income (loss)	$1.7	$(0.4)

Interest, net	5.9	5.1
Income tax expense	2.5	-
Depreciation	3.3	2.7
Amortization	1.5	1.2

EBITDA	14.9	8.6

Other items:
Acquisition related expenses	-	0.4
Sale of PP&E, write-up effect	-	0.3
Severance/Closure costs	0.5	-
Mark to market of embedded derivative	(0.1)	0.1
Foreign currency (gains)/losses	(0.1)	-
CHS management fees/expenses	0.5	0.5

Adjusted EBITDA	$15.7	$9.9

Year Ended	2006	2005

Net income	$(2.5)	$0.7

Interest, net	22.7	19.4
Income tax expense	1.3	1.7
Depreciation	11.9	10.6
Amortization	5.8	4.7

EBITDA	39.2	37.1

Other items:
Acquisition related expenses	-	1.0
Sale of PP&E, write-up effect	0.4	0.4
Litigation costs	0.9	-
Severance/Closure costs	0.5	-
Mark to market of embedded derivative	0.2	0.3
Stock Compensation under FAS 123R	0.2	-
Foreign currency (gains)/losses	(0.2)	-
CHS management fees/expenses	2.1	2.0

Adjusted EBITDA	$43.3	$40.9

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are presented because they are believed to be frequently used by parties interested in Gundle/ SLT Environmental, Inc. (GSE). Management believes that EBITDA and Adjusted EBITDA provide useful information to lenders, note holders and investors because they facilitate the comparison of GSE's operating results to that of companies with different capital structures and with cost basis in assets that have not been revalued and written-up in an allocation of a recent acquisition's purchase price.

The calculation of Adjusted EBITDA, presented above, is as defined in the credit agreement for GSE's senior credit facility. Adjusted EBITDA is used to measure compliance with covenants in the credit agreement, such as interest coverage and leverage ratio.

EBITDA and Adjusted EBITDA are not measures of financial performance under United States generally accepted accounting principles (US GAAP) and should not be considered as alternatives to net income, operating income or any other performance measures derived in accordance with US GAAP or as an alternative to cash flow from operating activities as a measure of liquidity.